Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED JUNE 30, 2017

CONFERENCE CALL TRANSCRIPT

JULY 24, 2017 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc. doing business as 1-800-PetMeds Conference Call to review the financial results for the first fiscal quarter ended on June 30, 2017. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America’s largest pet pharmacy delivering prescription and non-prescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the Internet and aim to increase the recognition of the PetMed’s family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would now like to turn the call over to the company’s Chief Financial Officer, Mr. Bruce Rosenbloom. Sir, you may now begin.

Bruce Rosenbloom:

Thank you. I’d like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker, Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome, and thank you for joining us. Today, we will review the highlights of our financial results. We’ll compare our first fiscal quarter ended on June 30, 2017 to last year’s quarter ended on June 30, 2016.

For the first fiscal quarter ended on June 30, 2017, sales were $79.7 million compared to sales of $72.5 million for the same period the prior year, an increase of 10%. The increase in sales was due to increases in new order and reorder sales. Our average order value was approximately $87 for the quarter compared to $82 for the same quarter last year. For the first fiscal quarter, net income was $9.3 million, or $0.45 diluted per share compared to $6.6 million, or $0.32 diluted per share for the same quarter last year, an increase to net income of 41%. The accelerated increase in net income was mainly due to higher gross profit margins.

New order sales increased by 14% to $15.2 million for the quarter compared to $13.3 million for the same quarter the prior year. Reorder sales increased by 9% to $64.5 million for the quarter compared to reorder sales of $59.2 million for the same quarter last year. We acquired approximately 169,000 new customers in our first fiscal quarter compared to 158,000 for the same period the prior year. Approximately 84% of our sales were generated on our website for the quarter compared to 82% for the same period last year, which resulted in a 12% increase in our online sales for the quarter.

The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off seasons.

For the first fiscal quarter, our gross profit as a percent of sales was 34.5% compared to 31% for the same period a year ago. The shift in sales to higher margin items, the trend we had seen in the March quarter, continued in the June quarter.

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Our general and administrative expenses as a percent of sales was down to 7.8% compared to 8.4% for the same period last year. We were able to leverage the G&A with increased sales.

We spent $6.3 million in advertising for the quarter compared to $5.8 million for the same quarter the prior year, an increase of about 9%. The advertising cost of acquiring a customer was approximately the same $37 compared to the same quarter a year ago.

We had $68.5 million in cash and cash equivalents and $23.0 million in inventory with no debt as of June 30, 2017. Net cash from operations for the quarter was $13.9 million compared to $13.1 million for the same period last year.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Thank you, sir. We will now begin the question-and-answer session. If you would like to ask a question please press star followed by the number 1. Please unmute your phone and record your first and last name and your company name to get into queue. Your name and company name is required to introduce your question. To cancel your request you may press star followed by the number 2. Please stand by for our first question. Our first question is coming from the line of Kevin Ellich from Craig-Hallum. Sir, your line now is open.

Kevin Ellich:

Good morning. Thanks for taking the questions, Mendo. I guess starting off with the revenue growth 10% - we’ve seen a nice acceleration here. I guess what are you guys expecting for the rest of the year? In the press release, you talk about focusing on increasing sales and improving service levels. What are you doing? And then where do you think revenue growth can go?

Mendo Akdag:

We anticipate spending more on advertising compared to the last fiscal year. So we’re going to be a bit more aggressive advertising. So hopefully that should continue helping new order sales. There’s an increase in customer retention compared to last year which had a positive impact. So we’ll see if that continues.

Kevin Ellich:	And it is all still just online or are you doing anything else? I know you guys cut out TV advertising. But have you changed, shifted the strategy at all?

Mendo Akdag:	No. The strategy is the same as last year.

Kevin Ellich:

Great. And then gross margins were up 350 basis points again this quarter. We saw that continuation. You commented on the higher margin item shift and that trend continuing. When you talk higher margin items, are we talking prescription medications, is it more specifically, are we seeing, you know, growth in the oral flea and tick products, how are the generic OTC topicals trending? Any color on that front?

Mendo Akdag:	All I can tell you is there’s a shift to new generation medications and I’m going to leave it at that.

Kevin Ellich:

Okay. That’s fine. And then average order value was up as well pretty nicely I think and is that a function of customers ordering more products in their orders or are you seeing higher priced products being placed?

Mendo Akdag:	Higher priced items – there’s a shift to higher priced items.

Kevin Ellich:	Okay. And I assume…

Mendo Akdag:	Higher margin items are also higher priced.

Kevin Ellich:

Yes, that’s what I thought, and then, Bruce, just one quick one for you. G&A, you guys are doing a nice job on the leverage. What are the main drivers of the G&A leverage and how much more do you have to go on that front?

Bruce Rosenbloom:

As you know, we spent a significant amount of money in our new infrastructure last year. So we have a significant amount of capacity to grow the business in our current facility. So as far as leveraging G&A, if things go well on the revenue front and we’re able to increase revenue, that should have a positive impact on G&A leverage in the future.

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Kevin Ellich:	Okay. And then lastly, are you seeing any increase in competition either from the online channel or retail, Mendo?

Mendo Akdag:	I would say it’s similar to last year.

Kevin Ellich:	Great. Thanks, guys.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question is coming from Erin Wright from Credit Suisse. Your line now is open.

Erin Wright:

Great. Thanks. A follow up to one of Kevin’s questions, the last one on competitive landscape, but can you just speak more broadly to kind of what you’re seeing from both retail and online competitors, and also comment on the broader industry consolidation? Do you expect the consolidation to continue and do you view this as an opportunity or a challenge for you? If you could comment on that, that would be great. Thanks.

Mendo Akdag:

As far as the competition is concerned, they’re more focused on over-the-counter medications. So that’s what we are seeing the competition both brick and mortar and online. And as far as the M&A in the industry, it appears it’s going to continue, your guess is as good as mine. But it depends on really what they do differently, if anything. So it remains to be seen.

Erin Wright:

Okay. Thanks. And then I noticed in one of your recent filings a comment around kind of an opportunity to directly order or partner from manufacturers. Are you seeing any sort of change in your relationships with any sort of direct manufacturers, meaning are they more willing to just work with you directly?

Mendo Akdag:

Our vendor relationships are proprietary and confidential, so I’m not at liberty to discuss it. I assume the disclosure is probably saying that we are always attempting working on getting direct relationships.

Erin Wright:	Is it safe to assume then that the vast majority is still going through distribution?

Mendo Akdag:	I’m not going to comment. As I said, our vendor relationships are proprietary and confidential.

Erin Wright:	Okay, great. Thank you.

Mendo Akdag:	You’re welcome.

Coordinator:

Thank you. And once again, participants, if you would like to ask a question you may press star followed by the number 1. Please unmute your phone and record your first and last name and your company name to get into queue. Your name and company name is required to introduce your question. To cancel your request, you may press star followed by the number 2. Please stand by for our next question. Our next question is coming from the line of Anthony Lebiedzinski of Sidoti & Company. Sir, your line now is open.

Anthony Lebiedzinski:

Yes. Good morning and thank you for taking the questions. So, Mendo or Bruce whoever, but I think Mendo, you commented about the increased customer retention. What would you attribute that to? Any specific reasons that you can cite?

Mendo Akdag:

Probably better service. We have a new infrastructure, I believe our speed of service delivery has improved since we moved to the new facility, so that’s helping. So I would say our service levels are better this year than last year.

Anthony Lebiedzinski:	Okay. So just a follow up on that. So what is the average time now that the customer gets delivery of their shipment versus a year ago?

Mendo Akdag:

It’s really before the shipment, how long it’s taking has been reduced. The average time of the shipment is about the same. A slight improvement, probably half a day improvement I would say compared to last year.

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Anthony Lebiedzinski:

Okay. That’s helpful. And as far as new customer acquisition costs you said was flat versus a year ago. Broadly speaking, do you expect that to be stable or to go up or to go down? I mean, anything you can comment on that, that’d be helpful.

Mendo Akdag:	It really will depend on what the competition does and what the availability of advertising is, so it’s difficult to answer that. It depends on if the cost goes up. So…

Anthony Lebiedzinski:	Okay. I think that’s all I have for now. Thank you.

Coordinator:	Thank you. At the moment, sir, we don’t have any further questions on queue. You may proceed.

Mendo Akdag:

Thank you. In fiscal 2018, we are focusing on continuing to increase sales and improve our service levels. This wraps us today’s conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:	Thank you. Thank you for participating. You may now disconnect.

END

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